Exhibit 10.29

SEPARATION AGREEMENT

     This Separation Agreement (this “Agreement”) is made and entered into by and between STEPHEN A. HERMAN and PG&E NATIONAL ENERGY GROUP COMPANY (the “Company”) (collectively the “Parties”) and sets forth the terms and conditions of Mr. Herman’s separation from employment with the Company. The “Effective Date” of this Agreement is defined in paragraph 17(a).

     1.     Separation. Mr. Herman’s separation from employment with the Company and with any and all subsidiary, parent and affiliate companies of the Company, will be effective on the Effective Date. Mr. Herman’s resignation from all of his positions as an officer and/or director of the Company, and subsidiary, parent and affiliate companies of the Company was effective close of business December 1, 2002 and from any other position(s) held with the Company, the Company’s parent, or any Company affiliate or subsidiary. Regardless of whether (i) Mr. Herman accepts this Agreement, Mr. Herman will be paid all salary or wages and vacation accrued, unpaid and owed to Mr. Herman as of the Effective Date, (ii) an amount equal to the salary or wages and vacation that would have been paid or accrued had he remained employed from the Effective Date through to the end of the month of December, and (iii) Mr. Herman will receive notice of the right to continue Mr. Herman’s existing health-insurance coverage pursuant to COBRA.

     2.     Separation benefits. In consideration of Mr. Herman’s acceptance of this Agreement, Mr. Herman will be provided the following separation benefits:

          a. Lump-sum payment. On the Effective Date, the Company will make a lump-sum payment to Mr. Herman in the gross amount of Seven Hundred Six Thousand, Eight Hundred Seventy-Five Dollars ($706,875.00), less applicable tax withholdings and deductions.

          b. NEG Management Retention Program. On the Effective Date, the Company will pay to Mr. Herman the full retention payment that he is entitled to under the terms of such Program.

          c. Long-Term Incentive Program. Upon the Effective Date, all unvested performance unit grants, stock option grants, and special incentive stock ownership premiums provided to Mr. Herman under PG&E Corporation’s Performance Unit Plan, Stock Option Plan, and Executive Stock Ownership Program will continue to vest, terminate, or be canceled as provided under the terms of their respective plans or program, as modified by the PG&E Corporation Officer Severance Policy in effect at the time this Agreement is signed by Mr. Herman. The payment, exercise, and withdrawal of Mr. Herman’s vested performance units, stock option grants, and stock ownership premiums will be as provided under the terms of their respective plans or program, provided that the performance units and stock ownership premiums granted to Mr. Herman which have not yet vested as of the Effective Date will continue to vest as though Mr. Herman remained employed with the Company for 18 months after the Effective Date.

          d. STIP payment. In the event that employees in Mr. Herman’s funding unit or subsidiary are eligible for a payment under the Company’s Short-Term Incentive Plan (“STIP”) for the year in which the Effective Date occurs, the Company will make the STIP payment that Mr. Herman would have received, pro-rated to reflect the number of months from the beginning of the year to the Effective Date. The STIP payment, if any, will be made at such time as STIP payments are made to employees in Mr. Herman’s funding unit or subsidiary. The STIP Plan Administrator will have the sole discretion to determine the amount of STIP payment, consistent with the program guidelines for the year in which the Effective Date occurs.

          e. Senior Executive Retention Program. Mr. Herman shall receive payments under the Senior Executive Retention Program equal to those he would have received pursuant to his February 21, 2002 grant under the Program had he remained employed through each payment date. Mr. Herman shall receive any such payments at the time other Program participants receive their payments.

          f. Counseling services. For a maximum of one year following the Effective Date, the Company will provide Mr. Herman with executive career counseling and/or placement services from the firm of DeRecat & Associates or, at Mr. Herman’s selection, another firm providing such services under contract with the Company. If Mr. Herman becomes employed during that one-year period, the Company’s obligation to provide the service specified in this paragraph will terminate at the time the employment commences.

          g. Payment of COBRA premiums. If Mr. Herman elects and is otherwise eligible to continue Mr. Herman’s existing health-insurance coverage pursuant to COBRA, the Company will pay Mr. Herman’s monthly COBRA premiums for the 18-month period commencing the first full month after the Effective Date and until and unless Mr. Herman becomes covered under the health-insurance plan of another employer. Mr. Herman will promptly notify the Company’s Senior Human Resources Officer if Mr. Herman becomes employed in any capacity within that period.

     3.     Defense and indemnification in third-party claims. The Company and/or its parent, affiliate, or subsidiary will provide Mr. Herman with legal representation and indemnification protection in any legal proceeding in which Mr. Herman is a party or is threatened to be made a party by reason of the fact that Mr. Herman is or was an employee or officer of the Company and/or its parent, affiliate or subsidiary, in accordance with the terms of the resolution of the Board of Directors of PG&E Corporation dated December 18, 1996.

     4.     Cooperation with legal proceedings. Mr. Herman will, upon reasonable notice, furnish information and proper assistance to the Company and/or its parent, affiliate or subsidiary (including truthful testimony and document production) as may reasonably be required by them or any of them in connection with any legal, administrative or regulatory proceeding in which they or any of them is, or may become, a party, or in connection with any filing or similar obligation imposed by any taxing, administrative or regulatory authority having jurisdiction, provided, however, that the Company and/or its parent, affiliate or subsidiary will pay all reasonable expenses incurred by Mr. Herman in complying with this paragraph.

     5.     Release of claims and covenant not to sue.

          a. Except for the obligations of this Agreement, in consideration of the separation benefits and other benefits the Company is providing under this Agreement, Mr. Herman, on behalf of Mr. Herman and Mr. Herman’s representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that Mr. Herman ever had, now has or might have as of the Effective Date against the Company or its predecessors, parent, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns. These released claims include, without limitation, any claims arising from or related to Mr. Herman’s employment with the Company, its parent or any of its affiliates and subsidiaries, and the termination of that employment. These released claims also specifically include, but are not limited, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Code of Maryland, Labor and Employment, any other federal, state or local law governing the terms and conditions of employment or the termination of employment, and the law of contract and tort; and any claim for attorneys’ fees.

          b. Mr. Herman acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by Mr. Herman to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present.

          c. With respect to the claims released in the preceding paragraphs, Mr. Herman will not initiate or maintain any legal or administrative action or proceeding of any kind against the Company or its predecessors, parent, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns, for the purpose of obtaining any personal relief, nor (except as otherwise required or permitted by law) assist or participate in any such proceedings, including any proceedings brought by any third parties.

     6.     Re-employment. Mr. Herman will not seek any future re-employment with the Company, its parent or any of its subsidiaries or affiliates. This paragraph will not, however, preclude Mr. Herman from accepting an offer of future employment from the Company, its parent or any of its subsidiaries or affiliates.

     7.     Non-disclosure.

          a. Mr. Herman will not disclose, publicize, or circulate to anyone in whole or in part, any information concerning the existence, terms, and/or conditions of this Agreement without the express written consent of the Company’s Chief Legal Officer unless otherwise required or permitted by law. Notwithstanding the preceding sentence, Mr. Herman may disclose the terms and conditions of this Agreement to Mr. Herman’s family members, and any attorneys or tax advisors, if any, to whom there is a bona fide need for disclosure in order for them to render professional services to Mr. Herman, provided that the person first agrees to keep the information confidential and not to make any disclosure of the terms and conditions of this Agreement unless otherwise required or permitted by law.

          b. Mr. Herman will not use, disclose, publicize, or circulate any confidential or proprietary information concerning the Company or its subsidiaries or affiliates, which has come to Mr. Herman’s attention during Mr. Herman’s employment with the Company, unless doing so is expressly authorized in writing by the Company’s Chief Legal Officer, or is otherwise required or permitted by law. Before making any legally-required or permitted disclosure, Mr. Herman will give the Company notice at least ten (10) business days in advance.

     8.     No competition or solicitation.

          For a period of one year after the Effective Date, Mr. Herman will not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away:

(1)	any existing customer of the Company or its parent, affiliates or subsidiaries;

(2)	any prospective customer of the Company or its parent, affiliates or subsidiaries about whom Mr. Herman acquired information as a result of any solicitation efforts by the Company or its parent, affiliates or subsidiaries, or by the prospective customer, during Mr. Herman’s employment with the Company;

(3)	any existing vendor of the Company or its parent, affiliates or subsidiaries;

(4)	any prospective vendor of the Company or its parent, affiliates or subsidiaries, about whom Mr. Herman acquired information as a result of any solicitation efforts by the Company or its parent, affiliates or subsidiaries, or by the prospective vendor, during Mr. Herman’s employment with the Company;

(5)	any existing employee, agent or consultant of the Company or its parent, affiliates or subsidiaries, to terminate or otherwise alter the person’s or entity’s employment, agency or consultant relationship with the Company or its parent, affiliates or subsidiaries; or

(6)	any existing employee, agent or consultant of the Company or its parent, affiliates or subsidiaries, to work in any capacity for or on behalf of any person, company or other business enterprise that is in competition with the Company or its parent, affiliates or subsidiaries.

     9.     Material breach by Employee. In the event that Mr. Herman breaches any material provision of this Agreement, including but not necessarily limited to paragraphs 4, 5, 6, 7, and/or 8, the Company will have no further obligation to pay or provide to Mr. Herman any unpaid amounts or benefits specified in this Agreement and will be entitled to immediate return of any and all amounts or benefits previously paid or provided to Mr. Herman under this Agreement and to recalculate any future pension benefit entitlement without the additional credited service and/or age Mr. Herman received or would have received under this Agreement. Despite any breach by Mr. Herman, Mr. Herman’s other duties and obligations under this Agreement, including Mr. Herman’s waivers and releases, will remain in full force and effect. In the event of a breach or threatened breach by Mr. Herman of any of the provisions in paragraphs 4, 5, 6, 7, and/or 8, the Company will, in addition to any other remedies provided in this Agreement, be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be difficult to determine and will not provide a full and adequate remedy, the Company will also be entitled to specific performance by Mr. Herman of Mr. Herman’s obligations under paragraphs 4, 5, 6, 7, and/or 8. Pursuant to paragraph 14, and except as otherwise prohibited or limited by law, Mr. Herman will also be liable for any litigation costs and expenses that the Company incurs in successfully seeking enforcement of its rights under this Agreement, including reasonable attorney’s fees.

     10.     Material breach by the Company. Mr. Herman will be entitled to recover actual damages in the event of any material breach of this Agreement by the Company, including any unexcused late or non-payment of any amounts owed under this Agreement, or any unexcused failure to provide any other benefits specified in this Agreement. In the event of a breach or threatened breach by the Company of any of its material obligations to Mr. Herman under this Agreement, Mr. Herman will be entitled to seek, in addition to any other remedies provided in this Agreement, specific performance of the Company’s obligations and any other applicable equitable or injunctive relief. Pursuant to paragraph 14, and except as prohibited or limited by law, the Company will also be liable for any litigation costs and expenses that Mr. Herman incurs in successfully seeking enforcement of Mr. Herman’s rights under this Agreement, including reasonable attorney’s fees. Despite any breach by the Company, its other duties and obligations under this Agreement will remain in full force and effect.

     11.     No admission of liability. This Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.

     12.     Complete agreement. This Agreement sets forth the entire agreement between the Parties pertaining to the subject matter of this Agreement and fully supersedes any prior or contemporaneous negotiations, representations, agreements, or understandings between the Parties with respect to any such matters, whether written or oral (including any that would have provided Mr. Herman with any different severance arrangements). The Parties acknowledge that they have not relied on any promise, representation or warranty, express or implied, not contained in this Agreement. Parol evidence will be inadmissible to show agreement by and among the Parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

     13.     Severability. If any provision of this Agreement is determined to be invalid, void, or unenforceable, the remaining provisions will remain in full force and effect except that,

should paragraphs 4, 5, 6, 7, and/or 8 be held invalid, void or unenforceable, either jointly or separately as a result of any action initiated by Mr. Herman or his representative, the Company will be entitled to rescind the Agreement and/or recover from Mr. Herman any payments made and benefits provided to Mr. Herman under this Agreement.

     14.     Arbitration. With the exception of any request for specific performance, injunctive or other equitable relief, any dispute or controversy of any kind arising out of or related to this Agreement, Mr. Herman’s employment with the Company (or with the employing subsidiary), the separation of Mr. Herman from that employment and from Mr. Herman’s positions as an officer and/or director of the Company or any subsidiary or affiliate, or any claims for benefits, will be resolved exclusively by final and binding arbitration using a three-member arbitration panel in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect, provided, however, that in rendering their award, the arbitrators will be limited to accepting the position of Mr. Herman or the Company. The only claims not covered by this paragraph are any non-waivable claims for benefits under workers’ compensation or unemployment insurance laws, which will be resolved under those laws. Any arbitration pursuant to this paragraph will take place in Bethesda, Maryland. The Parties may be represented by legal counsel at the arbitration but must bear their own fees for such representation in the first instance. The prevailing party in any dispute or controversy covered by this paragraph, or with respect to any request for specific performance, injunctive or other equitable relief, will be entitled to recover, in addition to any other available remedies specified in this Agreement, all litigation expenses and costs, including any arbitrator, administrative or filing fees and reasonable attorneys’ fees, except as prohibited or limited by law. The Parties specifically waive any right to a jury trial on any dispute or controversy covered by this paragraph. Judgment may be entered on the arbitrators’ award in any court of competent jurisdiction. Subject to the arbitration provisions of this paragraph, the sole jurisdiction and venue for any action related to the subject matter of this Agreement will be the Maryland state and federal courts having within their jurisdiction the location of the Company’s principal place of business in Maryland at the time of such action, and both Parties hereby consent to the jurisdiction of such courts for any such action.

     15.     Governing law. This Agreement will be governed by and construed under the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of Maryland, without regard to their conflicts of laws provisions.

     16.     No waiver. The failure of either Party to exercise or enforce, at any time, or for any period of time, any of the provisions of this Agreement will not be construed as a waiver of that provision, or any portion of that provision, and will in no way affect that party’s right to exercise or enforce such provisions. No waiver or default of any provision of this Agreement will be deemed to be a waiver of any succeeding breach of the same or any other provisions of this Agreement.

     17.     Acceptance of Agreement.

          a. Mr. Herman was provided up to 21 days to consider and accept the terms of this Agreement and was advised to consult with an attorney about the Agreement before signing it. After reviewing an earlier draft of the Agreement, Mr. Herman requested certain modifications to the Agreement which were accepted and are reflected in this Agreement. Although based on those modifications, Mr. Herman may have been entitled to another 21-day period in which to consider and accept the terms of this Agreement, Mr. Herman elected to waive any applicable new 21-day period. After signing the Agreement, Mr. Herman will have an additional seven (7) days in which to revoke in writing acceptance of this Agreement. To revoke, Mr. Herman will submit a signed statement to that effect to the Company’s Senior Human Resources Officer before the close of business on the seventh day. If Mr. Herman does not submit a timely revocation, the Effective Date of this Agreement will be the eighth day after Mr. Herman signs it, at which time the Company shall wire transfer the payments set forth in paragraphs 2 (a) and 2 (b), above.

          b. Mr. Herman acknowledges reading and understanding the contents of this Agreement, being afforded the opportunity to review carefully this Agreement with an attorney of Mr. Herman’s choice, not relying on any oral or written representation not contained in this Agreement, signing this Agreement knowingly and voluntarily, and, after the Effective Date of this Agreement, being bound by all of its provisions.

Dated:	PG&E National Energy Group Company

By:

Dated:	STEPHEN A. HERMAN